Exhibit 10.1
AMENDED AND RESTATED SUPPLY AGREEMENT
     THIS AMENDED AND RESTATED SUPPLY AGREEMENT (the “Agreement”) is made as of May 30, 2006, by and between DSW INC., an Ohio corporation with a business address at 4150 East Fifth Ave, Columbus, Ohio 43219 (the “Supplier”), and STEIN MART, INC., a Florida corporation with a business address at 1200 Riverplace Boulevard, Jacksonville, Florida 32207 (“Stein Mart”), and replaces in its entirety that prior Supply Agreement between the parties hereto dated July 18, 2002.
BACKGROUND
The following facts constitute the background for this Agreement:
     A. Stein Mart currently owns and operates certain retail stores and Supplier is a distributor of shoes and related merchandise.
     B. Stein Mart desires to have Supplier supply merchandise for shoe departments in all of its stores that have shoe departments by obtaining Merchandise exclusively from Supplier which will select the Merchandise, be the sole owner of the same, and place it in certain of Stein Mart’s stores with Stein Mart retaining a portion of the sales price of all Merchandise sold as provided herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1. DEFINITIONS.
     1.1. “Agreement” has the meaning ascribed to it in the introductory paragraph of this instrument.
     1.2. “Covered Store Fixtures” has the meaning ascribed to it in Section 5 of this Agreement.
     1.3. “Covered Store Schedule” means that schedule of Stein Mart stores in which Shoe Department will be supplied under this Agreement. That Schedule is attached as Exhibit A hereto, as it is updated from time to time. The Covered Store Schedule will be amended from time to time to include any new Stein Mart stores which include shoe departments.
     1.4. “Covered Stores” means those stores operated by Stein Mart at those locations shown on the Covered Store Schedule as those locations may change,

increase or decrease from time to time by mutual agreement of Supplier and Stein Mart during the term of this Agreement or any renewal. Covered Stores include all Stein Mart stores which have a shoe department, provided, however, that the parties hereto agree that the Covered Stores shall exclude those Stein Mart stores with shoe departments not serviced by Supplier as of the date hereof until the end of the Phase In period set forth in Section 2.2 hereof.
     1.5. “Event of Default” has the meaning ascribed to it in Section 12 of this Agreement.
     1.6. “Merchandise” means shoes and related items sold in Stein Mart’s Shoe Departments other than slippers, patio shoes and house shoes of the types typically available from accessories vendors and typically sold in department store accessories departments.
     1.7. “Net Revenue” means the gross amount received by Stein Mart for the sale of each item of Merchandise, whether for cash or for credit, reduced by all shipping, insurance, sales taxes, value added taxes and other excise taxes required to be paid in connection with any such sale, adjustments, allowances, credits or refunds to customers on transactions previously included in gross sales, and the amount of the discount in the event of a sale to any employee of Stein Mart or Supplier. In calculating the gross amount received by Stein Mart, there shall be excluded all returns to manufacturers or shippers, transfers, sales and exchanges among Shoe Departments, to other locations as requested by Supplier and sales not in the ordinary course of business; provided, however, that discounts for sales to employees, associates and similar persons shall only be in accordance with Stein Mart’s normal policies in effect from time to time and shall in no event exceed 25% of the otherwise applicable price for the Merchandise.
     1.8. “Opening Date” means that date shown on the Covered Store Schedule as such and is the date the Shoe Department in the relevant Covered Store will be fully fixtured and stocked and open for business under this Agreement.
     1.9. “Shoe Department” means the area in Covered Stores in which Stein Mart will offer for sale the Merchandise.
     1.10. “SKU” means the stock keeping unit number assigned to each separate item of Merchandise by Supplier.
     1.11. “Stein Mart” has the meaning ascribed to it in the introductory paragraph of this Agreement.
     1.12. “Supplier” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     1.13. “Supplier’s Supervisor” means an individual employed by Supplier, at Supplier’s cost to provide supervision and make recommendations as to the Shoe Departments within an agreed number of Covered Stores.
     1.14. “Supply Right” has the meaning ascribed to it in Section 2 of this Agreement.
2. GRANT OF SUPPLY RIGHT.
     2.1. SUPPLY RIGHT. Except as set forth in Section 2.2 below, Stein Mart hereby grants to the Supplier an exclusive supply right (the “Supply Right") to supply Merchandise to the Shoe Departments of all Covered Stores which Merchandise shall at all times be owned by Supplier with Stein Mart having the right to sell such Merchandise for the benefit of Supplier and Stein Mart as provided in this Agreement.
     2.2. PHASE IN. The parties shall agree to a timetable (the “Phase In”) for Supplier to begin supplying the Stein Mart stores not currently supplied by Supplier.
     2.3. STEIN MART EXCLUSIVITY. Stein Mart agrees that, subject to the Phase In provisions contained in Section 2.2 hereof, Stein Mart will not offer for sale any Merchandise in any of its stores except pursuant to this Agreement.
     2.4. SUPPLIER EXCLUSIVITY. Supplier agrees that it will not supply Merchandise to third parties through supply arrangements except (i) through existing supply relationships Supplier has with third parties, including modifications to those existing relationships, which existing relationships are listed on Exhibit 2.4 hereto, (ii) through Stein Mart stores, or (iii) through other third party supply arrangements with Stein Mart’s consent, such consent not to be unreasonably withheld. For purposes of the preceding sentence, Stein Mart may reasonably withhold its consent if Stein Mart reasonably believes that the supply of Merchandise to such third party will be competitive with Stein Mart and may have a material adverse effect on sales of Merchandise offered at Stein Mart stores. For purposes of this Section 2.4, third party retail locations that are located in “standard metropolitan market areas” in which less than five percent (5%) of Stein Mart’s stores are located shall not be deemed competitive with Stein Mart. Stein Mart’s sole remedy for breach of this Section 2.4 is termination of this Agreement.

3. SUPPLY OF MERCHANDISE. Supplier will provide the Merchandise to each Covered Store. Stein Mart shall acquire no ownership rights in and to the Merchandise supplied by the Supplier hereunder. Title to Merchandise supplied by the Supplier shall remain in and with Supplier until actually sold.

4. MERCHANDISING AND PRICE PRACTICES.
     4.1. Merchandise Supplied. Subject to Stein Mart’s reasonable approval the Supplier shall determine the quantity and mix of the Merchandise to be sold at the Covered Stores. Supplier shall continuously provide the Covered Stores with a complete line of salable inventory of current season goods in appropriate quantities and of a quality in keeping with the quality of other merchandise sold by Stein Mart and targeted to Stein Mart’s normal customer. Supplier will provide all Merchandise with SKU numbers, either pre-printed on the shoebox or on tickets which are readily readable by Stein Mart’s normal scanning equipment.
     4.2. Compliance with Law. Supplier shall be responsible to assure that no Merchandise will be supplied, and no Merchandise will be offered at any price or in any manner, that violates any applicable Federal, state or other applicable statute or regulation. Supplier agrees with Stein Mart’s expressed policy of refunding the purchase price of merchandise with which a customer is dissatisfied. If a Stein Mart store manager or officer becomes aware of any such violation, Stein Mart will advise Supplier of that violation. Supplier also acknowledges that it is solely responsible for any products liability claims arising from its Merchandise and agrees to indemnify Stein Mart from all damages, costs of defense and expenses (including attorneys’ fees) relating from such claims unless caused by Stein Mart or its agents’, contractors’, or employees’ active negligence (not including negligence by omission or inaction), gross negligence or willful wrongdoing.
     4.3. Delivery Responsibility. Supplier shall deliver the Merchandise, at Supplier’s cost, to each Covered Store, and Stein Mart employees shall be responsible for receiving the Merchandise, accounting for the Merchandise received, stocking the Merchandise in or on the display case or fixture at each of the Covered Stores. Stein Mart will also maintain the Shoe Departments in a normal and neat condition consistent with other departments in the applicable store. Mismates, defective or damaged Merchandise received from Supplier will be noted and set aside for inspection by Supplier’s Supervisor and disposition at Supplier’s direction within a reasonable time, and Stein Mart shall receive full accounting credit for such Merchandise as appropriate in accordance with the disposition directed by Supplier’s Supervisor. All risk of loss to the Merchandise in shipment to each Covered Store shall be on Supplier.
     4.4. Prices & Discounts. Supplier will set the prices at which its Merchandise will be sold and put in force reasonable discounting policies designed to clear stale merchandise. Except as provided below, Supplier shall have the only authority to markdown Supplier’s Merchandise. Nevertheless, Supplier agrees (i) to honor all discount promotions to the extent agreed in advance by Supplier, (ii) to maintain a policy of periodic markdowns based on length of time Merchandise has been on the selling floor which is consistent with Stein Mart’s normal practices, and (iii) to honor Stein Mart’s normal discount policy for sale to Stein Mart employees and agents which shall not exceed 25% of the otherwise applicable price and will apply equally throughout the store in question.

     4.5. Supervisors. Supplier will provide, at its expense, sufficient numbers of trained Supplier Supervisors to coordinate and make recommendations as to arrangement, presentation and organization of the Shoe Departments in Covered Stores; provided, however, that the actual decision on all matters will be that of Stein Mart acting reasonably.
     4.6. Space. Stein Mart, at its expense, shall make an amount of space available for the Shoe Department in each Covered Store in a size and location suitable to accommodate the sales objectives described herein. The amount and location of space made available to the Supplier in each retail location shall be determined by Stein Mart in its sole, reasonable discretion; provided, however, that the average space devoted to the Shoe Department for all Covered Stores shall not be less than such amounts as are agreed to from time to time by the parties.
     4.7. Utilities & Personnel. Stein Mart, at its expense, will provide the utilities and personnel to operate the Shoe Department in each Covered Store. Stein Mart will be responsible for all store staffing and all decisions relating to hiring and termination of such personnel related to the Covered Stores (including all sales and stocking personnel), and will bear all expenses relating thereto including without limitation, the cost of all employee salaries, payroll taxes and employee benefits. Stein Mart shall use commercially reasonable efforts to assure that the quality of the personnel in the Shoe Departments is consistent with the quality of its personnel in other departments in the same Covered Store. Supplier, at its expense, will provide Merchandise related training for Stein Mart personnel serving the Shoe Departments. Stein Mart agrees to indemnify Supplier from all damages, costs of defense and expenses (including attorneys’ fees) relating to claims based on wrongdoing by Stein Mart’s employees, agents or contractors unless caused by Supplier or its agents’, contractors’, or employees’ active negligence (not including negligence by omission or inaction), gross negligence or willful wrongdoing.
     4.8. FIXTURES, EQUIPMENT, LOCATION AND LAYOUT. Prior to the date designated on the Covered Store Schedule as the “Opening Date” for the Shoe Department in each Covered Store to be fully inventoried and open for business, Supplier shall at its sole cost provide the fixtures and equipment to display Supplier’s Merchandise in each Covered Stores. As used herein the term “fixtures” includes carpeting and mirrored columns of the Shoe Departments of Covered Stores that are not now existing Stein Mart stores. The fixtures and equipment decisions with respect to design, type, color, material, layout, location within store, etc. shall be made by Supplier, subject to Stein Mart’s prior written approval. The fixtures and equipment in each licensed location will be suitable to accommodate the sales objectives described herein and shall be consistent in quality and design with other fixtures in the respective Covered Stores. After installation, Stein Mart shall maintain all displays and fixtures in good repair and condition, ordinary wear and tear excepted. Title to all fixtures paid for by the Supplier shall remain in Supplier. Upon termination of this Agreement, Supplier will remove its fixtures from the Stein Mart stores at its sole expense and repair at its sole expense any damage effected by such removal restoring such space to its condition prior to the installation of such fixtures, provided, however, that upon any default by Supplier, such fixtures shall not be removed or rendered unusable in any respect by Stein Mart until the removal of all of the Merchandise from the relevant Covered Store in accordance with this Agreement and upon any failure by Supplier to remove its fixtures and repair any damage as provided above which continues for thirty (30) days after written demand therefore by Stein Mart, title to such fixtures shall pass to Stein Mart without payment and Stein Mart shall thereupon have a license to use any proprietary and patented fixtures included within such fixtures for a license fee of $1 per year. Absent a continuing Event of Default by Supplier, no fixtures or equipment shall be transferred or removed from any Covered Store without the consent of the Supplier which such consent shall not be unreasonably withheld. In no event shall any fixtures be removed during any hours during which the store where the fixtures are located is open for business, and all removal must be completed and the space where the fixtures were located left in a presentable and broom clean condition prior to the next normal opening of such store. Stein Mart hereby acknowledges that certain fixtures provided by Supplier for use in the Stein Mart stores is proprietary and patented. As such, Stein Mart agrees that it will not use the fixtures except pursuant to the terms of this Agreement. Upon termination of this Agreement, Stein Mart shall have no rights to use any fixtures provided by Supplier without the Supplier’s express written consent.
5. SALES REVENUE SHARING; ACCOUNTING PROCEDURES.
     5.1. Net Revenue Split. All sales of Merchandise shall be made through Stein Mart’s normal cash registers and by use of Stein Mart’s normal sales recording equipment and will be identified with the Shoe Department. The Net Revenue from each sale of Supplier’s Merchandise shall be split 80% to Supplier and 20% to Stein Mart.
     5.2. Reports. The reporting of all sales of Supplier’s Merchandise shall be made in conformity with the methods established by Stein Mart from time to time. The costs of such methods and equipment and maintenance thereof shall be borne by Stein Mart. Stein Mart also agrees to provide and make accessible all information, statistics and reports available within Stein Mart’s existing merchandise processing system solely for the Merchandise. Any special reports or enhancements required by the Supplier will be subject to Stein Mart’s approval. Stein Mart hereby agrees to cooperate and coordinate with Supplier the implementation of the electronic exchange and communication between Stein Mart’s computer system and Supplier’s computer system in connection with point-of-sale, receiving and shipping and inventory information related to the Merchandise. All proceeds from the sale of Merchandise shall be held in trust for the benefit of the Supplier and Supplier’s Lender (as defined in Section 13 below); provided, however, that prior to receiving written notice to the contrary from Supplier’s Lender, Stein Mart shall deliver all proceeds from the sale of Merchandise as provided herein directly to Supplier and shall be released from any claim by Supplier’s Lender for all such funds turned over to Supplier.

     5.3. Books & Records. Stein Mart shall keep true and correct books of accounts in accordance with Stein Mart’s regular accounting practices related to the Supplier’s Merchandise, which entries shall be open to examination and inspection by the Supplier during all normal business hours during the term of this Agreement upon reasonable advance notice and for three (3) years thereafter. Such examination and inspection will not occur more than twice in any twelve months.
     5.4. Payment Due. By each Friday, Stein Mart shall account to the Supplier for the total Net Revenue of Supplier’s Merchandise made in each Covered Store for the week ending on the previous Saturday or portion thereof contained in the term of this Agreement, and shall at the time of each such accounting, subject to the provisions of Section 13 hereof, pay to the Supplier the amount shown to be due to the Supplier in connection with the total Net Revenue made in the week as to which the accounting is being made, and other charges specified in this agreement. If any amount is shown to be due Stein Mart by the Supplier, the Supplier shall pay such amount to Stein Mart within fifteen (15) days of receipt of such accounting. All such amounts due shall be deemed to be the amount stated and shall be final and binding upon Stein Mart and the Supplier except with respect to any alleged error which the Supplier or Stein Mart shall specify in writing within a reasonable time (not to exceed sixty (60) days) after delivery of the first such accounting alleged to contain such error.
7. TERM AND TERMINATION.
     7.1. Term. The term of this Agreement shall commence as of the date first written above and shall continue for a term ending December 31, 2009, unless previously terminated in accordance with the provisions of this Agreement. Provided that neither party is in default hereunder, this Agreement shall automatically extend for additional periods of three (3) years each after the end of the initial term unless either party gives the other written notice of its intent not to renew this Agreement at least one hundred and eighty (180) days prior to the expiration of the then applicable term.
     7.2. Termination for Breach. Either party may terminate the Supply Right and obligation related thereto as to a particular Shoe Department in an individual store or as to all Covered Stores at any time for any Event of Default hereunder by the other party hereto. An individual store shall no longer be a Covered Store, and this Agreement shall terminate as to such individual store, if at any time that store ceases, for any reason, to be open as a Stein Mart store. In the event that the Supply Right and obligation related thereto is terminated by the Supplier for an Event of Default by Stein Mart, Supplier shall have the option to liquidate the existing inventory of the Merchandise in Stein Mart’s possession for a period of up to sixty (60) days subsequent to such termination of the Supply Right; provided, however, that during such time after termination of the Supply Right, Stein Mart may offer Merchandise for sale not acquired from Supplier even though Supplier is continuing to liquidate its Merchandise.

     7.3. Supplier Special Termination Rights. Supplier shall have the right, upon sixty (60) days prior notice, to terminate the Supply Right and obligation related thereto as to all Covered Stores whether or not there has been any breach or default by Stein Mart if the number of Covered Stores at any time in the aggregate is reduced to one hundred fifty (150) or fewer.
     7.4. Stein Mart Special Termination Rights. Stein Mart shall have the right, upon six (6) months prior notice, to terminate the Supply Right and obligation related thereto as to all Covered Stores whether or not there has been any breach or default by Supplier if:
(a)	During Stein Mart’s fiscal year 2007 Net Revenue from the Shoe Departments in the existing Covered Stores supplied by Supplier (excluding from the calculation any Stein Mart stores not currently supplied by Supplier as of the date hereof and subject to the Phase In described in Section 2.2 hereof) is less than 7% of the Net Revenue of such Covered Stores’ in the aggregate including the Shoe Departments and all other departments of such Covered Stores for the same time period; or

(b)	During Stein Mart’s fiscal year 2008 Net Revenue from the Shoe Departments in all Covered Stores (including Stein Mart stores not previously supplied by Supplier) is less than 7.25% of the Net Revenue of such Covered Stores’ in the aggregate including the Shoe Departments and all other departments of such Covered Stores for the same time period; or

(c)	During any subsequent period beginning on the Sunday after the Saturday closest to January 31 and ending on the Saturday closest to January 31 Net Revenue from the Shoe Departments in the Covered Stores is less than 7.5% of the Net Revenue of such Covered Stores’ in the aggregate including the Shoe Departments and all other departments of such Covered Stores for the same time period; or

(d)	Supplier comes under the control of a direct competitor of Stein Mart (it being understood that Retail Ventures, Inc. is not a direct competitor of Stein Mart).
In order to exercise the termination right described in this Section 7.4, Stein Mart agrees to pay Supplier an amount equal to 125% of the unamortized costs of Covered Store Fixtures with those costs being amortized on a straight-line basis over five (5) years. In the event that Supplier fails to meet the required sales penetration rate set forth above, Supplier shall have a period of six (6) months commencing upon receipt of the notice described above from Stein Mart to remedy the default by increasing its penetration rate to the then applicable penetration rate. Further, in the event that (i) Supplier fails to meet the applicable penetration rate set forth in this Section 7.4, (ii) Stein Mart does not exercise its termination right under this Section 7.4, and (iii) Supplier meets the required penetration rate in a subsequent period, then Stein Mart’s right to terminate the Supply Right pursuant to this Section 7.4 shall be waived as to the minimum penetration requirement for the applicable period, but not any subsequent period.

     7.5 Effect of Termination. Except as otherwise provided in Section 13 hereof, upon the termination of the Supply Right and obligation related thereto by Stein Mart for any reason permitted herein as to a particular Covered Store individually or as to all Covered Stores, (a) if the termination is due to a lack of penetration as set forth in Section 7.4(a) — (c) hereof, Supplier shall have a period of twelve months to phase out its operations pursuant to Section 7.6 hereof, provided, however, that Supplier’s right of exclusivity shall terminate six months following such termination, and (b) if the termination is for any other reason, Stein Mart shall be entitled to immediately offer for sale Merchandise not obtained from Supplier and Supplier, shall remove, at Supplier’s expense within sixty (60) days following such termination: (i) all Merchandise supplied by Supplier located in any Stein Mart store or facility, and (ii) if no Event of Default exists as to Supplier, or, whether or not an Event of Default exists as to Supplier, if demanded by Stein Mart in writing, and except as otherwise provided herein, all fixtures provided by Supplier which Stein Mart demands be removed and Supplier will promptly pay all costs associated with the repair of any damage caused by such removal. Except as otherwise provided in Section 13 hereof, any Merchandise or fixtures not removed by Supplier as provided above will be deemed abandoned and Stein Mart may take such actions, subject to the last sentence of this Section 7.5 hereof, (including destroying) with respect to such items without liability to Supplier and without relieving Supplier from its obligations hereunder. Stein Mart hereby acknowledges that certain fixtures provided by Supplier for use in the Stein Mart stores is proprietary and patented. Upon termination of this Agreement, Stein Mart shall have no rights to use any fixtures provided by Supplier without the Supplier’s express written consent except as otherwise provided in §4.8 hereof.
     7.6 Right to Sell Inventory. Notwithstanding anything to the contrary contained in this Section 7, in the event that either party elects not to renew the term of the agreement as provided for in Section 7.1 or upon a termination of the Supply Agreement, Supplier shall have the option to liquidate the existing inventory of Merchandise in Stein Mart’s possession for a period of up to sixty (60) days subsequent to such termination of the Supply Right and during such sixty (60) days Stein Mart will continue to display the remaining inventory of Merchandise in a manner consistent with such displays prior to such termination although the space allocated to that remaining inventory will be reduced as the quantity of that inventory is reduced; provided, however, that during such time after termination of the Supply Right, Stein Mart may offer Merchandise for sale not acquired from Supplier even though Supplier is continuing to liquidate its inventory.
     7.7 Advertising. Supplier will provide to Stein Mart information related to Merchandise to be advertised in any form of advertisement. Stein Mart will be responsible for producing the advertising copy and placing it with the appropriate media according to Stein Mart’s normal procedures for its own merchandise. Advertising expenses relating to the Shoe Department of Covered Stores will be paid in such percentages by Stein Mart and Supplier as they agree upon from time to time and Supplier will pay Stein Mart for Supplier’s share within ten days after receiving an invoice therefore from Stein Mart. The parties agree to consult frequently with respect to the level of advertising of the Merchandise.
8 SHORTAGES AND DAMAGES. Supplier will maintain complete and accurate records of the inventory of its Merchandise at each Covered Store and make that information available to Stein Mart on a monthly basis and at the time of each Annual Inventory. Stein Mart at Supplier’s expense shall arrange for having an inventory taken (the “Annual Inventory”) of Merchandise provided by Supplier each year at the time of Stein Mart’s scheduled year-end physical inventory. Supplier, at its expense, may have a representative observe the taking of the Annual Inventory. In the event that the Annual Inventory shows shrinkage in Merchandise provided by Supplier in excess of such percent as they agree upon from time to time of the retail value of Merchandise sold by Stein Mart (calculated in the aggregate as to all Covered Stores for the period in question), Stein Mart will pay to the Supplier such percent as the parties agree upon from time to time of the verified, actual retail value of such shrinkage in excess of that threshold (less any insurance proceeds available to Supplier with respect to such loss) within ninety days of the date of the Annual Inventory. Upon request by Stein Mart, Supplier’s independent certified public accountants shall certify to Stein Mart the accuracy of the amount of shrinkage shown on Supplier’s records following the Annual Inventory; provided, however, that if such certification confirms the accuracy of Supplier’s statement of shrinkage, the reasonable costs of such certification shall be paid by Stein Mart.
9 IDENTITY, INDEMNITY AND RELATIONSHIP TO PARTIES.
     9.1 No Agency. Each party of this Agreement agrees that in performing its respective duties and obligations hereunder, and in exercising any of the rights or benefits granted hereunder, neither shall at any time hold itself out to be the agent, servant, or employee of the other party, in any manner whatsoever, and it is expressly understood that it is the intention of this Agreement that neither party hereto shall at any time be or act as the agent, servant or employee of the other.
     9.2 Indemnity of Stein Mart. Supplier will indemnify Stein Mart and save it harmless from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence caused by Supplier, by its Merchandise or by its agents, contractors, or employee negligence, omission or deliberate acts including, without limitation, any of the following as relate to the Merchandise: copyright or patent infringement claims, merchandise liability claims, false or misleading advertising, branding and labeling and product liability claims. In case Stein Mart shall, without fault on its part, be made a party to any litigation commenced by or against Supplier, then Supplier shall protect and hold Stein Mart harmless and shall pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by Stein Mart in defending such action.

     9.3 Indemnity of Supplier. Stein Mart will indemnify Supplier and save it harmless from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property rising from or out of any occurrence caused by Stein Mart or its agents, contractors, or employees’ negligence, omission or deliberate acts. In case Supplier shall, without fault on its part, be made a party to any litigation commenced by or against Stein Mart, then Stein Mart shall protect and hold Supplier harmless and shall pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by Supplier in defending such action.
     9.4 Indemnification Procedure.
     9.4.1 Notice. If any third party makes a claim for which Supplier or Stein Mart, as the case may be, (the “Indemnified Party”) seeks indemnity from the other party hereto (“Indemnitor”), the Indemnified Party shall as soon as practicable notify Indemnitor of the details of the claim (“Claim Notice”).
     9.4.2 Defense of Admitted Indemnified Claim. After receiving a Claim Notice, Indemnitor may elect, by written notice to the Indemnified Party, to assume the defense of such claim by using counsel selected by Indemnitor, acting reasonably. If Indemnitor assumes such defense and admits that the claim is subject to the Indemnitor’s indemnity obligations, then: (i) the claim shall be deemed to be a claim indemnified by the Indemnitor; (ii) the Indemnified Party may, at its election, participate in the defense of the claim, but Indemnitor will have no obligation to pay for any defense costs including attorneys’ fees of the Indemnified Party after Indemnitor assumes the defense of the claim; and (iii) Indemnitor will have the right, without cost to Indemnified Party, to compromise and settle the claim on any basis believed reasonable, in good faith, by Indemnitor, and Indemnified Party shall be bound thereby.
     9.4.3 Disputed Indemnity. After receiving a Claim Notice, if Indemnitor either does not assume the defense thereof, or does so under a reservation of rights without admitting that the claim is subject to the Indemnitor’s indemnity obligations, then: (i) the claim shall not be deemed to be a claim indemnified by the Indemnitor and neither party shall have waived any rights to assert that the claim is or is not properly a claim subject to the Indemnitor’s indemnity obligations; (ii) both Indemnitor and Indemnified Party may, at their individual election, participate in the defense of such claim but Indemnitor will remain responsible for the costs of defense, including reasonable attorneys’ fees of the Indemnified Party should the claim ultimately be determined to be subject to Imdemnitor’s indemnity obligation; and (iii) the Indemnified Party shall have the right to compromise and settle the claim on any basis believed reasonable, in good faith, by the Indemnified Party, and the Indemnitor will be bound thereby should the claim ultimately be determined to be subject to Indemnitor’s indemnity obligation.

10 INSURANCE; DAMAGE.
     10.1 Supplier Liability Insurance. Supplier shall maintain comprehensive general and merchandise liability insurance coverage insuring Stein Mart and Supplier against any loss or liability for damages which may result from Supplier’s operations or Supplier’s Merchandise either to persons or property with limits of not less than $2 million for injury to one person; and not less than $500,000 for property damage or occurrence in each location (subject to normal deductibles and retentions). Supplier’s liability insurance shall name Stein Mart as an additional insured and shall contain provisions waiving subrogation against Stein Mart.
     10.2 Supplier Casualty Insurance. Supplier agrees to keep, at its own cost and expense, all of its property and its Merchandise and all fixtures provided by it in any Covered Store adequately insured against loss by fire and all other casualties covered by broad form extended coverage and sprinkler leakage insurance policies (or Supplier may self-insure same). Supplier shall bear the entire risk of a casualty to its Merchandise and other property and all fixtures provided by it, if any, in any Covered Store.
     10.3 Stein Mart Liability Insurance. Stein Mart shall maintain broad form comprehensive commercial general liability insurance coverage insuring Stein Mart and Supplier against any loss or liability for damages which may result from Stein Mart’s operations or Supplier’s operations within the Covered Store with limits of not less than $2 million for injury to one person, and for property damage or occurrence in each location (subject to normal deductibles and retentions); provided, however, that this provision shall not cover claims provided for in the indemnity clauses of Sections 4.2 and 9.2 for injuries to persons or damage to property. The limits indicated herein may be satisfied by a primary policy and umbrella liability policy showing the primary liability policy as an underlying policy. A certificate of insurance naming Supplier as an additional insured shall evidence the insurance required herein. The primary liability policy shall contain provisions waiving subrogation against Supplier.
     10.4 Stein Mart Workers Compensation Insurance. Stein Mart shall provide to Supplier proof of insurance for all states for Covered Stores meeting the regulatory requirements of the state in which Covered Stores are located. Stein Mart agrees to indemnify and defend Supplier for all claims as a result of employee injuries or claims as a result of the employee’s employment; provided, however, that this provision shall not cover claims provided for in the indemnity clauses of Sections 4.2 and 9.2 for injuries to persons or damage to property.
     10.5 Casualty Loss. If a particular Shoe Department or Covered Store shall be destroyed or damaged by fire or other casualty covered by fire and extended coverage insurance, Supplier and Stein Mart agrees that it will not subrogate to its insurance carrier any right of action the party may have against the other party or the owner of the premises based upon a claim that the fire or other casualty was due to the negligence of the other party nor will Supplier prosecute any lawsuit against Stein Mart or such owner on the Supplier’s own behalf.
11 LIENS AND TAXES. Supplier agrees to pay all ad valorem, personal property, excise, use or other taxes and assessments and licenses of every description assessed against it, in respect of or measured by the inventory or other property of Supplier and all fixtures provided by it. Stein Mart shall be responsible for the collection and payment of all sales taxes and license fees resulting from the sales of the Merchandise under this Agreement and for doing business in various jurisdictions.
12 DEFAULT.
     12.1 Each of the following is an event of default (“Event of Default”) hereunder:
     12.1.1 Either party fails to comply with or perform as and when required or to observe any of the terms, conditions, or covenants of this Agreement, and such failure continues for a period of ten (10) days after notice thereof to the defaulting party with respect to monetary defaults, and thirty (30) days after notice thereof to the defaulting party with respect to non-monetary defaults; or,
     12.1.2 If any proceeding under the United States Bankruptcy Code or any successor law or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by either party or if any such proceeding is instituted against either party and is consented to by the respondent or remains undismissed for thirty (30) days, or if an order for relief is entered under the United States Bankruptcy Code or any successor law against either party, or if either party is adjudicated a bankrupt, or if a trustee, receiver or similar fiduciary is appointed to administer any substantial part of the property of either party, or if either party makes an assignment for the benefit of creditors, admits in writing an inability to pay debts generally as they become due or becomes insolvent in either the bankruptcy or equity sense.
     12.2 Upon the occurrence of an Event of Default hereunder, the non-breaching party may terminate this Agreement, and/or exercise any other remedy provided by law or equity.
13 SUPPLIER’S LENDER. Stein Mart and Supplier hereby agree, for the benefit of such commercial lender(s) which from time to time provide Supplier’s principal credit facilities (“Lender”), to the following:
     13.1 Security Interest. Stein Mart hereby acknowledges that Supplier has granted to Lender a security interest in substantially all of its assets, including, without limitation, all of Suppliers interests in all Merchandise, fixtures, equipment and other personal property owned by Supplier and proceeds thereof of Supplier now or hereafter held by, shipped to or otherwise in possession of or controlled by Stein Mart and

Supplier’s share of unremitted total Net Revenue (the “Collateral”), and Stein Mart waives and relinquishes any lien rights against the Collateral. Upon Lender’s request, Stein Mart will execute any documents reasonably required to perfect or acknowledge Lender’s security interest or other rights in the Collateral; provided, however that Stein Mart will not be required to execute any documents, including UCC-1 financing statement, which indicate that Stein Mart is a debtor with respect to the Merchandise (other than a UCC-1 substantially in the form of Exhibit B hereto, which Stein Mart authorizes Supplier or Supplier’s Lender to file in the proper jurisdictions) or that Stein Mart has granted any party a lien upon Stein Mart’s inventory or fixtures.
     13.2 Notice of Indemnity. Supplier will give written notice to Stein Mart from time to time of the identity of the Lender, and Stein Mart shall be under no obligation hereunder to any party unless and until Stein Mart shall have received such notice, and then Stein Mart’s sole obligations are only as expressly provided in Section 13 hereof and to follow such instructions as to remitting Supplier’s share of total Net Revenue. Upon receipt by Stein Mart of such notice from the Supplier, Stein Mart will acknowledge only the party specifically named by Supplier in such notice as Supplier’s Lender. Any notice subsequently given by Supplier and signed by the lender named in the preceding notice shall revoke any previous notice given by Supplier hereunder. Upon receipt by Stein Mart of such subsequent notice, Stein Mart shall have no obligation to any party previously named by Supplier as Supplier’s Lender. Supplier hereby notifies Stein Mart that, as of the date hereof, “Lender” means National City Business Credit, Inc., as Administrative Agent and Collateral Agent for certain lenders and other parties under a certain Loan and Security Agreement, as amended from time to time. Similarly, upon a request by Stein Mart, Supplier agrees that it will execute any documents reasonably required to perfect or acknowledge the security interest or other rights of any party providing credit to Stein Mart (a “Stein Mart Lender”) and receiving a security interest in any of Stein Mart’s assets; provided, however that Supplier will not be required to execute any documents, including UCC-1 financing statement, which indicate that Supplier is a debtor with respect to any assets of Stein Mart or that Supplier has granted any party a lien upon Supplier’s inventory or fixtures.
13.3 Collateral.
     13.3.1 Stein Mart agrees that upon receipt of written notice from Lender referring to this Section 13.3.1, Stein Mart will hold the Supplier’s share of the proceeds from the Collateral for the account of the Lender and subject to Lender’s instructions and shall release such proceeds only to the Lender or as otherwise directed by a court. Any such payments shall be made free of any set-off, reduction, or counterclaim, (including, without limitation, any set-off, reduction or counterclaim based upon any alleged breach by Supplier of this Agreement).
     13.3.2 Stein Mart agrees that in addition to its obligations under Section 13.3.1, upon receipt of written notice from Supplier’s Lender (“Lender’s Default Notice”) referring to this Section 13.3.2 that represents to Stein Mart that there is the occurrence and continuance of a default under the financing arrangements between Supplier and Supplier’s Lender and stating the intent of Supplier’s Lender to exercise its remedies as a result of the occurrence of such default, such Lender’s Default Notice shall constitute a termination of the Supply Right and Stein Mart shall hold the Collateral for the account of Supplier’s Lender and subject to the instructions of Supplier’s Lender. In that regard, Supplier’s Lender may liquidate the then existing inventory of Merchandise in Stein Mart’s possession, subject to Section 7.6 hereof (other than the time period provided therein), for a period of up to sixty (60) days after the commencement of such liquidation which shall commence no later than thirty (30) days after Stein Mart’s receipt of Lender’s Default Notice and in connection with such liquidation, Stein Mart shall comply with its obligations under this Agreement to the same extent as if the Lender were the Supplier. At the end of such liquidation, and subject to the provisions of Section 5 hereof, the Supplier’s Lender may repossess and remove any remaining Collateral from the Stein Mart locations, as Supplier’s Lender in its discretion may elect; provided, however, that Lender agrees to the removal of such Collateral only in accordance with such reasonable limitations on the time and manner of such removal as Stein Mart shall require which limitations are intended to avoid disruption of Stein Mart’s normal operations or any possible confusion in the mind of the public as to whether any of Stein Mart’s assets are being removed. In connection with any liquidation of the Merchandise from Stein Mart’s premises, all advertising with respect to such sale shall be subject to the prior approval of Stein Mart (which approval shall be given or withheld in Stein Mart’s good faith discretion and promptly so as not to unreasonably delay the exercise of Supplier’s Lender’s rights). Stein Mart shall not be deemed to have failed to have acted in good faith by refusing to approve any advertising which refers to any “going out of business sale”, “liquidation” or similar terms or which could create any possible confusion in the mind of the public as to whether any of Stein Mart’s assets are being liquidated. Upon any removal of the Collateral in accordance with this Agreement, Supplier’s Lender shall not be liable for any diminution in the value of the Stein Mart’s Premises or Stein Mart’s business which is caused by the removal or absence of the Collateral. Supplier’s Lender does hereby agree to indemnify and hold harmless Stein Mart from all damages and costs of defense (including reasonable attorneys’ fees) arising from the claims of any and all third parties, including, without limitation, Supplier, against Stein Mart for complying with any directions of Supplier’s Lender, except to the extent Stein Mart is finally determined by a court of competent jurisdiction to have committed willful misconduct or to have acted in a grossly negligent manner or in actual bad faith.
     13.3.3 Nothing contained herein shall obligate Supplier’s Lender to undertake any such action, nor shall anything contained herein constitute the Supplier’s Lender’s assumption of any obligations of the Supplier under this Agreement. However, to the extent and during the period of Supplier’s Lender’s exercise of control over the Collateral while in Stein Mart’s stores, Supplier’s Lender agrees to provide by the terms hereof as they relate to the Collateral.
     13.3.4 Stein Mart will provide to the Lender, as and when forwarded or furnished to the Supplier, a copy of any formal notice of any breach by Supplier (with the same degree of particularity as Stein Mart provides Supplier) of this Agreement given by Stein Mart to the Supplier and any notice of termination of this Agreement.
     13.3.5 Stein Mart acknowledges and agrees that the Lender has no obligation to make any loan or advance to the Supplier for the purpose of assisting the Supplier in the performance of its obligations under this Agreement, including, without limitation, for paying any amounts due from the Supplier to Stein Mart. Stein Mart is not a beneficiary of the financing agreements and shall have no right to enforce the terms thereof or assert any claims hereunder.
14 MISCELLANEOUS.
     14.1 Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     14.2 Confidentiality. The terms of this Agreement are confidential to the parties hereto and each party agrees not to make any public announcement related to this Agreement or the relationship of the parties without prior notice to the other party hereto except as may be required by law. Moreover, Supplier agrees that it shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone, without Stein Mart’s prior written consent, any knowledge or information with respect to any confidential or secret aspect of Stein Mart’s business which if disclosed could reasonably be expected to have an adverse affect on Stein Mart including, without limitation information concerning sales techniques, pricing and discount policies, human resources training and policies, shrinkage and sales performance.
     14.3 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Florida.

     14.4 Notices. All notices, requests, demands and other communications, required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Stein Mart:	Stein Mart, Inc. Attn: Mr. Michael Fisher 1200 Riverplace Boulevard Jacksonville, FL 32207

If to Supplier:	DSW Inc. Attn: President 4150 East Fifth Avenue Columbus, OH 43219 Facsimile: (614) 872-1464

and

DSW Inc. Attn: General Counsel 4150 East Fifth Avenue Columbus, OH 43219 Facsimile: (614) 872-1464

If to Supplier’s Lender:	National City Business Credit, Inc. 1965 E. Sixth Street Cleveland, OH 44114 Attn: Joseph Kwasny

With a copy to:	Riemer & Braunstein, LLP Three Center Plaza Boston, MA 02108 Attn: David S. Berman, Esquire
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
     14.5 Binding Nature of Agreement. Subject to the provisions hereof relating to assignments, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assign.

     14.6 Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     14.7 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     14.8 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and /or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     14.9 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     14.10 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
     14.11 Number of Days. In computing the number of days for purposes of any payments due under this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
     14.12 Assignment. Neither party may assign or in any other manner transfer (other than to subsidiary or affiliate of such party) by voluntary act, operation of law or otherwise, its rights hereunder without the written consent of the other party, which consent may be granted or withheld in the other party’s sole discretion.
     14.13 No Conflict. Each party hereto represents to the other that the entering into of this Agreement and the carrying out of the terms hereof does not conflict with the terms of any other agreement by which the representing party is bound.

     14.14 Amendment. Except to add or delete one or more Covered Stores to the coverage of this Agreement, this Agreement shall not be amended, revised, supplemented, or otherwise changed without the prior written notice to the Supplier’s Lender if such modifications affect Supplier’s Lender’s rights with respect to the Collateral, without the consent of the Lender, which consent shall not unreasonably be withheld or delayed.
     14.15 Third Party Beneficiaries. Notwithstanding the foregoing, Stein Mart acknowledges that the Lender is an intended beneficiary of this Agreement, has been collaterally assigned and granted a security interest in all of Supplier’s rights hereunder and shall have the right to directly enforce the provisions hereof as though Supplier’s Lender stood in Suppliers shoes. By accepting any of the benefits of this agreement, Supplier’s Lender agrees to be bound by the provisions hereof relating to Supplier’s Lender.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement by their duly authorized officers as of the date first above written.

DSW INC.
By:	/s/ William L. Jordan

Title:	Vice President and General Counsel

Attest:	/s/
STEIN MART, INC.
By:	/s/ Michael D. Fisher

Title:	President and CEO

Attest:	/s/

Exhibit 2.4
Existing Supply Arrangements
Gordman’s, Inc.
Filene’s Basement, Inc.
Frugal Fannie’s

21